[GAYLORD
ENTERTAINMENT
LOGO]


FOR IMMEDIATE RELEASE

            GAYLORD ENTERTAINMENT CO. REPORTS FOURTH QUARTER EARNINGS

     GAYLORD HOTELS EXCEEDS FUTURE BOOKINGS GOAL OF 1.4 MILLION ROOM NIGHTS;
                 GAYLORD NATIONAL BOOKINGS OFF TO A STRONG START

NASHVILLE, Tenn. (Feb. 15, 2005) -- Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter of 2004.

For the fourth quarter ended Dec. 31, 2004:

         - Consolidated revenues increased by 47.2 percent to $192.6 million from $130.8 million in the same period last year. The loss from continuing operations improved to $8.9 million, or a loss of $0.22 per share, from $12.7 million, or a loss of $0.35 per share, in the same period last year. The loss from continuing operations was impacted by changes in the value of the company's Viacom stock investment and related derivatives.

         - Improved fourth quarter 2004 financial performance was due primarily to general strength in the Hospitality segment and the inclusion of full-quarter results from the Gaylord Texan (opened April 2004).

         - Total revenue for the Hospitality segment grew 40.6 percent to $136.0 million compared to the prior-year period. Gaylord Hotels increased total revenue per available room(1) ("Total RevPAR") by 5.8 percent in the fourth quarter to $242.38, with solid performance from both the Gaylord Palms and Gaylord Texan.

         -        ResortQuest revenue per available room(2) ("RevPAR") increased
                  13.3 percent to $50.34 in the fourth quarter of 2004 compared to the same period last year.

         - Adjusted EBITDA(3) in the fourth quarter was $16.6 million compared to $4.2 million in the prior-year quarter.

         - Consolidated Cash Flow(4) ("CCF") increased to $19.5 million in the quarter. This compares to $11.3 million of CCF in the prior-year period.


For the twelve months ended Dec. 31, 2004:

         - Gaylord Hotels (excluding Gaylord National) advance bookings for the year were 1.47 million, a 14.2 percent increase over the prior year. In addition, the company began booking the Gaylord National in November 2004, and by year-end had booked approximately 113,000 room nights. Rotational bookings increased to 50.4 percent of large group meetings compared to
                  37.5 percent in 2003, demonstrating the strength of the company's rotation strategy.

         - Consolidated revenues from continuing operations were $749.5 million, an increase of 67.0 percent from $448.8 million in the prior year. The loss from continuing operations increased to $54.3 million, or a loss of $1.37 per share, from $32.1 million, or a loss of $0.93 per share in the prior year. The loss from continuing operations was impacted by changes in the value of the company's Viacom stock investment and related derivatives.

         - CCF increased by 44.1 percent to $92.8 million in 2004 from $64.4 million in 2003.

         - These full-year financials were also driven in part by the opening of the Gaylord Texan, the acquisition of ResortQuest, and the negative impact of the Florida hurricanes.

"2004 was an outstanding year for Gaylord," said Colin V. Reed, president and chief executive officer of Gaylord Entertainment. "We executed against our plan by opening the Gaylord Texan on-time and on-budget, integrating ResortQuest, and achieving solid growth in revenues and cash flows."

Reed continued, "Our hospitality business has been strengthened with the addition of the Texan, as it has solidified our rotational strategy with our customers. Our strategy to provide convention center hotels with state-of-the-art exhibition facilities, exemplary customer service and top-notch restaurants and entertainment offerings all under one roof is unique and unmatched in the marketplace. We have made great strides in 2004 by building great relationships with our STARS, delivering great customer satisfaction, and being rewarded with strong long-term bookings."

"We enter 2005 with plans to continue growth in our overall business and to build on the positive reputation of the Gaylord Hotels brand as we plan for Gaylord National", said Reed. "While we made significant progress in ResortQuest during 2004, we still have work to do. During this last year, we mapped out our technology, brand, and website plans. We are excited about rolling out these industry-defining strategies we feel will position ResortQuest for sustainable growth and clear market leadership."


SEGMENT OPERATING RESULTS

HOSPITALITY

Key components of the company's hospitality segment for the fourth quarter of 2004 include:

         - Gaylord Hotels Total RevPAR increased 5.8 percent to $242.38, compared to fourth quarter 2003; revenue per available room ("RevPAR") increased 5.2 percent to $103.39, compared to the prior-year period.

         - Gaylord Hotels same-store Total RevPAR increased 1.4 percent to $232.28, compared to fourth quarter 2003; same-store RevPAR increased 6.9 percent to $105.03, compared to the prior-year period.

         - CCF increased 59.5 percent to $33.2 million for the fourth quarter of 2004 compared to $20.8 million for the fourth quarter of 2003.

"Our fourth quarter results exemplify the strength of the quality of Gaylord Hotels and its brand recognition with meeting planners," said Reed. "We are particularly excited about the advance bookings at our newest venture, the Gaylord National, scheduled to open in early 2008. Our advance bookings to date far exceed results enjoyed by the Palms and Texan at the same stages of their development. This extraordinary reception from meeting planners is truly a testament to the work we have done in building the Gaylord brand."

At the property level, Gaylord Opryland generated RevPAR of $106.69 in the fourth quarter of 2004 versus $105.38 in the fourth quarter of 2003, a 1.2 percent increase. Occupancy decreased by 0.3 percentage points to 72.8 percent. ADR was $146.63, up 1.7 percent compared to the fourth quarter of 2003. Total RevPAR in the quarter decreased 8.3 percent to $220.71.

Gaylord Palms generated RevPAR of $111.22 in the fourth quarter of 2004, compared to $91.93, in the same period of 2003, an increase of 21.0 percent. Occupancy at the Palms increased by 8.4 percentage points during the quarter to
69.0 percent from 60.6 percent a year ago, due to increases in both group and transient business. The Gaylord Palms holiday show "ICE" surpassed all expectations in its second year of operation. The success of this holiday entertainment event attracted a significant amount of local and transient guests to the hotel, in this usually slow period for group business. ADR was $161.28 for the quarter, up 6.3 percent compared to the prior year. Total RevPAR at Gaylord Palms increased 21.2 percent to $290.41 in the fourth quarter of 2004.

The Gaylord Texan generated RevPAR of $98.41 in the fourth quarter of 2004, with occupancy of 65.8 percent and ADR of $149.67. Total RevPAR at the Gaylord Texan was $273.04 in the fourth quarter of 2004 as there was continued excitement about the hotel's restaurants and seasonal promotions from the local Dallas and Fort Worth residents. The Gaylord Texan's operating margins continued to improve in the fourth quarter as the property achieved increasing operating efficiencies. "We are very pleased with the results of the Gaylord Texan in its first year of operation," said Reed. "Our property has put the Dallas market back on the map in the eyes of our meeting planner customers, and demonstrates our ability to generate supply-induced demand into new markets. Moreover, we expect the property to continue to expand margins as we fine tune our operations and grow occupancy."


RESORTQUEST

For the fourth quarter of 2004, ResortQuest revenues were $37.6 million and operating loss was $10.3 million. ResortQuest CCF was a negative $7.6 million for the period. This performance reflects the typical seasonality of the ResortQuest segment. Also in the fourth quarter of 2004, ResortQuest exited the external software development business by selling certain assets of First Resort Software. As a result of this sale, ResortQuest recorded a pre-tax loss of $1.8 million.

Fourth quarter occupancy for ResortQuest increased to 41.9 percent, up 2.3 percentage points from the 2003 period. ADR increased to $120.24 from $112.15 in the fourth quarter of 2003. ResortQuest had 17,035 units under exclusive management at the end of the fourth quarter, including units out of service damaged by the Florida hurricanes in the third quarter of 2004.

By year-end, over 50 percent of ResortQuest units damaged in last summer's Florida hurricanes have been returned to service. The company anticipates that percentage of recovered units to exceed 75 percent by the end of the first quarter of 2005.

"2004 was a crucial year for ResortQuest as we laid the foundation for future growth," said Reed. "We are pleased with the progress we have made in re-establishing the brand, advancing the technology infrastructure, selectively growing inventory, and improving the overall customer experience. 2005 will be an inflection point for ResortQuest as we execute our business development strategy, grow our top-line, and invest in marketing initiatives to expand awareness of the brand."

In the first two months of 2005, ResortQuest closed on the acquisition of certain vacation rental management operations from East-West Resorts and the Whistler Lodging Company. These acquisitions added approximately 2,500 high-quality units to ResortQuest inventory.

OPRY AND ATTRACTIONS

Opry and Attractions revenues were $18.8 million in the fourth quarter of 2004 compared to $16.1 million in the fourth quarter of 2003. The operating income in the Opry and Attractions segment was $2.3 million in the fourth quarter of 2004 compared to break-even operating income in the fourth quarter of 2003. Opry and Attractions CCF increased to $3.6 million in the fourth quarter from $1.3 million in the same period a year ago. The Grand Ole Opry had a strong quarter showing an attendance increase of 1.1 percent over the fourth quarter of 2003. The addition of the Great American Country cable network to DirecTV also helped to increase the number of households viewing the Opry's weekly television show, Grand Ole Opry Live. The Opry's first-ever presenting sponsorship with Cracker Barrel Old Country Store, announced in October 2004, is also helping to further increase exposure for the Opry brand to the millions of Cracker Barrel consumers in more than 500 stores in 41 states.

"The fourth quarter showcased some of the very best of the Grand Ole Opry with the American Road Show finishing a strong season, a very successful Country Music Awards show, and a continued great relationship with the Great American Country television network," said Reed.


CORPORATE AND OTHER

Corporate and Other operating loss totaled $11.4 million for the fourth quarter of 2004, compared to an operating loss of $12.0 million for the fourth quarter of 2003. Corporate and Other operating losses included non-cash expenses of $1.2 million for the fourth quarter of 2004 and $1.8 million for fourth quarter 2003. These expenses include items such as depreciation, amortization and the non-cash portion of the Gaylord Entertainment Center naming-rights agreement expense. Corporate and Other CCF was a loss of $9.7 million in the fourth quarter of 2004 compared to a loss of $9.3 million in the fourth quarter of 2003.


BASS PRO SHOPS

As previously disclosed, on July 8, 2004, Bass Pro, Inc., ("Bass Pro") redeemed the approximate 28.5 percent stake held in Bass Pro by private equity investor
J. W. Childs Associates. As a result, Gaylord's ownership stake in Bass Pro increased from 19.0 percent to 26.6 percent. Consequently, Gaylord began accounting for its interest in Bass Pro using the equity method of accounting in the third quarter of 2004. The equity method of accounting, through which Gaylord will account for its proportionate share of Bass Pro's income going forward, has been applied retroactively to all periods presented.

For the quarter ended December 31, 2004, Gaylord's equity income from the investment was $0.4 million. For the full year 2004, Gaylord's equity income from the Bass Pro investment was $3.8 million. Gaylord reflects the results of Bass Pro one month in arrears, consequently Bass Pro financial results are for the twelve months ended as of November 30, 2004.

Bass Pro currently operates 26 stores and has stated that it plans to add 15 to 17 stores over the next two years.

LIQUIDITY

At December 31, 2004, the company had long term debt outstanding of $575.9 million and unrestricted and restricted cash of $117.6 million. On November 30, 2004, Gaylord issued $225 million of senior unsecured subordinated notes priced at 6.75 percent and due in 2014. The company used the net proceeds of the issuance to pay off $192.5 million of principal and accrued interest outstanding on the Nashville hotel senior loan, which was priced at LIBOR + 120 basis points and secured by the Gaylord Opryland hotel, and the remainder for general corporate purposes. At year-end 2004, the company had nothing drawn under its $100 million revolving credit facility.

OUTLOOK

The following outlook is based on current information as of February 15, 2005, and includes the impact from the consolidation of ResortQuest. The company does not expect to update guidance until next quarter's earnings release. However, the company may update its full business outlook or any portion thereof at any time for any reason.

"In 2005, we intend to continue to execute upon the strategy laid out in 2004, which we currently expect will deliver 7 to 9 percent growth in RevPAR and 35 to 50 percent growth in CCF," said Reed. "For ResortQuest, 2005 is our year of transition from redevelopment to growth as we grow revenues approximately 20 percent and we reinvest in marketing initiatives. Overall, we are optimistic about the outlook for business performance in 2005."

                                                                 2005
                                                          ------------------
CONSOLIDATED REVENUE                                      $850 - 900 Million

CONSOLIDATED CASH FLOW
   Gaylord Hotels                                         $130 - 140 Million
   ResortQuest                                            $ 20 -  25 Million
   Opry and Attractions                                   $  7 -  10 Million
   Corporate and Other                                    $(30 -  35 Million)
                                                          ------------------
   Consolidated CCF                                       $127 - 140 Million

GAYLORD HOTELS ADVANCE BOOKINGS                            1.3 - 1.4 Million
GAYLORD HOTELS TOTAL REVPAR                                    7% - 9%
GAYLORD HOTELS REVPAR                                          7% - 9%

While not included in the estimates above, with the implementation of the Financial Accounting Standard Board's (FASB) Statement No. 123R requiring the expensing of options, the company estimates that the third and fourth quarter 2005 pre-tax earnings will be reduced by a total of $3.0 million. In 2006, options are expected to reduce pre-tax earnings by $6.0 to $7.0 million for the full year.

WEB CAST AND REPLAY

Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. EDT. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the Web site (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for 30 days.

ABOUT GAYLORD ENTERTAINMENT

Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands - Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation's largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music's finest performers for 79 consecutive years. The company's entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Springhouse Links, Wildhorse Saloon, and WSM-AM. For more information about the company, visit www.gaylordentertainment.com.

This press release contains statements as to the company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, costs associated with developing new hotel facilities, business levels at the company's hotels, risks associated with ResortQuest's business and the company's ability to successfully integrate and achieve operating efficiencies at ResortQuest, and the ability to obtain financing for new developments. The company's ability to achieve forecasted results for its ResortQuest business depends upon levels of occupancy at ResortQuest units under management and returning damaged units to service on a timely basis. In the hospitality segment, the company's ability to continue to improve occupancy levels and operating efficiencies at its new Gaylord Texan Resort will be an important factor in 2005. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the company with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

(1) The company calculates total revenue per available room ("Total RevPAR") by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

(2) The company calculates revenue per available room ("RevPAR") for its hospitality segment by dividing room sales by room nights available to guests for the period. The company calculates revenue per available room ("RevPAR") for its ResortQuest segment by dividing gross lodging revenues by room nights available to guests for the period. Our ResortQuest segment revenue represents a percentage of the gross lodging revenues based on the services provided by ResortQuest.

(3) Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom stock we own and changes in the fair value of the derivative associated with our secured forward exchange contract, restructuring charges, gains on the sale of assets, and impairment and other charges. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom stock and derivatives are not included in determining our operating income
         (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of adjusted EBITDA to net income or segment operating income is presented in the Supplemental Financial Results of this release.

(4) As noted in footnote 3 above, adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indenture governing the Company's 8% senior notes) also excludes the impact of pre-opening costs, the non-cash portion of the naming rights and Florida ground lease expense, non-recurring ResortQuest integration charges which when added to other expenses related to the merger do not exceed $10 million, the non-cash loss on the sale of certain assets of First Resort Software and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the company's business and represents the method by which the Indenture calculates whether or not the company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to
         1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release.

INVESTOR RELATIONS CONTACTS:                          MEDIA CONTACTS:
David Kloeppel, CFO                                   Greg Rossiter, VP Corporate Communications
Gaylord Entertainment                                 Gaylord Entertainment
(615) 316-6101                                        (615) 316-6302
dkloeppel@gaylordentertainment.com                    grossiter@gaylordentertainment.com
~OR~                                                  ~OR~
Key Foster, VP Investor Relations                     Dan O'Connor
& Treasury                                            Sloane & Company
Gaylord Entertainment                                 (212) 446-1865
(615) 316-6132                                        doconnor@sloanepr.com
kfoster@gaylordentertainment.com
~OR~
Monica Huang
Sloane & Company
(212) 446-1874
mhuang@sloanepr.com

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited
                      (In thousands, except per share data)


                                                             THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                                  DEC. 31,                  DEC. 31,
                                                           ----------------------    ----------------------
                                                             2004         2003         2004         2003
                                                           ---------    ---------    ---------    ---------
Revenues                                                   $ 192,575    $ 130,849    $ 749,453    $ 448,800
Operating expenses:
 Operating costs                                             125,017       85,004      479,864      276,937
 Selling, general and administrative (a)                      50,837       37,237      189,976      117,178
 Impairment and other charges                                     --           --        1,212          856
 Restructuring charges                                           118           --          196           --
 Preopening costs                                                (34)       4,451       14,205       11,562
 Depreciation and amortization                                20,222       15,506       78,003       58,950
                                                           ---------    ---------    ---------    ---------
Operating income (loss)                                       (3,585)     (11,349)     (14,003)     (16,683)
                                                           ---------    ---------    ---------    ---------
Interest expense, net of amounts capitalized                 (16,053)     (21,665)     (55,064)     (52,804)
Interest income                                                  490          688        1,521        2,461
Unrealized gain (loss) on Viacom stock                        31,138       66,898      (87,914)      39,831
Unrealized gain (loss) on derivatives                        (27,781)     (57,244)      56,533      (33,228)
Income from Bass Pro investment                                  442          534        3,825        2,340
Other gains and (losses), net                                 (1,301)         918        1,089        2,209
                                                           ---------    ---------    ---------    ---------
Income (loss) before income taxes and discontinued
  operations                                                 (16,650)     (21,220)     (94,013)     (55,874)
                                                           ---------    ---------    ---------    ---------

Provision (Benefit) for income taxes                          (7,725)      (8,487)     (39,731)     (23,755)
                                                           ---------    ---------    ---------    ---------
Loss from continuing operations before discontinued
  operations                                                  (8,925)     (12,733)     (54,282)     (32,119)

Income (loss) from discontinued operations, net of taxes          25       (1,755)         644       34,371
                                                           ---------    ---------    ---------    ---------
Net income (loss)                                          $  (8,900)   $ (14,488)   $ (53,638)   $   2,252
                                                           =========    =========    =========    =========

Basic net income (loss) per share:
 Income (loss) from continuing operations                  $   (0.22)   $   (0.35)   $   (1.37)   $   (0.93)
 Income (loss) from discontinued operations, net of taxes  $    0.00    $   (0.05)   $    0.02    $    1.00
                                                           ---------    ---------    ---------    ---------
 Consolidated EPS                                          $   (0.22)   $   (0.40)   $   (1.35)   $    0.07
                                                           =========    =========    =========    =========

Fully diluted net income (loss) per share:
 Income (loss) from continuing operations                  $   (0.22)   $   (0.35)   $   (1.37)   $   (0.93)
 Income (loss) from discontinued operations, net of taxes  $    0.00    $   (0.05)   $    0.02    $    1.00
                                                           ---------    ---------    ---------    ---------
 Consolidated diluted EPS                                  $   (0.22)   $   (0.40)   $   (1.35)   $    0.07
                                                           =========    =========    =========    =========

Weighted average common shares for the period:
 Basic                                                        39,834       36,367       39,654       34,460
 Fully-diluted                                                39,834       36,367       39,654       34,460

(a) Includes non-cash lease expense of $1,638 and $1,536 for the three months ended December 31, 2004 and 2003, respectively, and $6,551 and $6,450 for the twelve months ended December 31, 2004 and 2003, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Also includes non-cash expense of $162 and $255 for the three months ended December 31, 2004 and 2003, respectively, and $835 and $1,020 for the twelve months ended December 31, 2004 and 2003 respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                                 (In thousands)

                                                                          DECEMBER 31,   DECEMBER 31,
                                                                              2004           2003
                                                                          ------------   ------------
                                        ASSETS
Current assets:
      Cash and cash equivalents - unrestricted                             $   72,492     $  120,965
      Cash and cash equivalents - restricted                                   45,149         37,723
      Trade receivables, net                                                   30,328         26,101
      Deferred financing costs                                                 26,865         26,865
      Deferred income taxes                                                    10,411          8,753
      Other current assets                                                     28,768         20,121
      Current assets of discontinued operations                                    --             19
                                                                          ------------   ------------
          Total current assets                                                214,013        240,547

Property and equipment, net of accumulated depreciation                     1,343,251      1,297,528
Intangible assets, net of accumulated amortization                             25,964         29,505
Goodwill                                                                      166,068        169,642
Indefinite lived intangible assets                                             40,591         40,591
Investments                                                                   468,570        552,658
Estimated fair value of derivative assets                                     187,383        146,278
Long-term deferred financing costs                                             50,873         75,154
Other long-term assets                                                         24,332         29,107
                                                                           ----------     ----------

      Total assets                                                         $2,521,045     $2,581,010
                                                                           ==========     ==========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current portion of long-term debt and capital lease obligations      $      463     $    8,584
      Accounts payable and accrued liabilities                                170,068        160,838
      Current liabilities of discontinued operations                            1,033          2,930
                                                                           ----------     ----------
          Total current liabilities                                           171,564        172,352

Secured forward exchange contract                                             613,054        613,054
Long-term debt and capital lease obligations, net of current portion          575,946        540,175
Deferred income taxes                                                         205,682        249,775
Estimated fair value of derivative liabilities                                  4,514         21,969
Other long-term liabilities                                                    80,684         76,067
Other long-term liabilities of discontinued operations                             --            825
Stockholders' equity                                                          869,601        906,793
                                                                           ----------     ----------

      Total liabilities and stockholders' equity                           $2,521,045     $2,581,010
                                                                           ==========     ==========

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)


ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION ("ADJUSTED EBITDA") AND CONSOLIDATED
CASH FLOW ("CCF") RECONCILIATION:

                                                                 THREE MONTHS ENDED DEC. 31          TWELVE MONTHS ENDED DEC. 31
                                                             ----------------------------------  -----------------------------------
                                                                   2004               2003               2004             2003
                                                                $     MARGIN     $       MARGIN     $       MARGIN     $     MARGIN
                                                             ---------------  -----------------  -----------------  ----------------
Consolidated
 REVENUE                                                    $192,575  100.0%  $130,849   100.0%  $749,453   100.0%  $448,800  100.0%

 NET INCOME (LOSS)                                          $ (8,900)  -4.6%  $(14,488)  -11.1%  $(53,638)   -7.2%  $  2,252    0.5%
   (Income) loss from discontinued operations, net of taxes      (25)   0.0%     1,755     1.3%      (644)   -0.1%   (34,371)  -7.7%
   (Benefit) provision for income taxes                       (7,725)  -4.0%    (8,487)   -6.5%   (39,731)   -5.3%   (23,755)  -5.3%
   Other (gains) and losses, net                               1,301    0.7%      (918)   -0.7%    (1,089)   -0.1%    (2,209)  -0.5%
   Income from Bass Pro investment                              (442)  -0.2%      (534)   -0.4%    (3,825)   -0.5%    (2,340)  -0.5%
   Unrealized (gain) loss on derivatives                      27,781   14.4%    57,244    43.7%   (56,533)   -7.5%    33,228    7.4%
   Unrealized (gain) loss on Viacom stock                    (31,138) -16.2%   (66,898)  -51.1%    87,914    11.7%   (39,831)  -8.9%
   Interest expense, net                                      15,563    8.1%    20,977    16.0%    53,543     7.1%    50,343   11.2%
                                                            --------  -----   --------   -----   --------   -----   --------  -----
 OPERATING INCOME (LOSS)                                    $ (3,585)  -1.9%  $(11,349)   -8.7%  $(14,003)   -1.9%  $(16,683)  -3.7%
   Depreciation & amortization                                20,222   10.5%    15,506    11.9%    78,003    10.4%    58,950   13.1%
                                                            --------  -----   --------   -----   --------   -----   --------  -----
 ADJUSTED EBITDA                                            $ 16,637    8.6%  $  4,157     3.2%  $ 64,000     8.5% $  42,267    9.4%
   Pre-opening costs                                             (34)   0.0%     4,451     3.4%    14,205     1.9%    11,562    2.6%
   Non-cash lease expense                                      1,638    0.9%     1,536     1.2%     6,551     0.9%     6,450    1.4%
   Non-cash naming rights for Gaylord Arena                      162    0.1%       255     0.2%       835     0.1%     1,020    0.2%
   Impairment and other non-cash charges                          --    0.0%        --     0.0%     1,212     0.2%       856    0.2%
   Non-recurring ResortQuest integration charges                 563    0.3%        --     0.0%     3,067     0.4%        --    0.0%
   Loss on sale of business                                    1,817    0.9%        --     0.0%     1,817     0.2%        --    0.0%
   Other gains and (losses), net                              (1,301)  -0.7%       918     0.7%     1,089     0.1%     2,209    0.5%
                                                            --------  -----   --------   -----   --------   -----   --------  -----
 CCF                                                        $ 19,482   10.1%  $ 11,317     8.6%  $ 92,776    12.4%  $ 64,364   14.3%
                                                            ========  =====   ========   =====   ========   =====   ========  =====
Hospitality segment
 REVENUE                                                    $136,043  100.0%  $ 96,761   100.0%  $473,051   100.0%  $369,263  100.0%
 OPERATING INCOME                                             15,819   11.6%     3,274     3.4%    29,320     6.2%    30,785    8.3%
   Depreciation & amortization                                15,765   11.6%    11,545    11.9%    58,521    12.4%    46,536   12.6%
   Pre-opening costs                                             (34)   0.0%     4,451     4.6%    14,205     3.0%    11,562    3.1%
   Non-cash lease expense                                      1,638    1.2%     1,536     1.6%     6,551     1.4%     6,450    1.7%
   Other gains and (losses), net                                   1    0.0%         1     0.0%      (106)    0.0%       (19)   0.0%
                                                            --------  -----   --------   -----   --------   -----   --------  -----
 CCF                                                        $ 33,189   24.4%  $ 20,807    21.5%  $108,491    22.9%  $ 95,314   25.8%
                                                            ========  =====   ========   =====   ========   =====   ========  =====
ResortQuest segment*
 REVENUE                                                    $ 37,571  100.0%  $ 17,920   100.0%  $209,449   100.0%  $ 17,920  100.0%
 OPERATING INCOME (LOSS)                                     (10,310) -27.4%    (2,616)  -14.6%       288     0.1%    (2,616) -14.6%
   Depreciation & amortization                                 2,134    5.7%     1,186     6.6%     9,530     4.6%     1,186    6.6%
   Non-recurring ResortQuest integration charges                 563    1.5%        --     0.0%     3,067     1.5%        --    0.0%
   Loss on sale of business                                    1,817    4.8%        --     0.0%     1,817     0.9%        --    0.0%
   Other gains and (losses), net                              (1,842)  -4.9%        --     0.0%    (1,770)   -0.8%        --    0.0%
                                                            --------  -----   --------   -----   --------   -----   --------  -----
 CCF                                                        $ (7,638) -20.3%  $ (1,430)   -8.0%  $ 12,932     6.2%  $ (1,430)  -8.0%
                                                            ========  =====   ========   =====   ========   =====   ========  =====
Opry and Attractions segment
 REVENUE                                                    $ 18,816  100.0%  $ 16,123   100.0%  $ 66,565   100.0%  $ 61,433  100.0%
 OPERATING INCOME (LOSS)                                       2,342   12.4%        10     0.1%       336     0.5%      (600)  -1.0%
   Depreciation & amortization                                 1,297    6.9%     1,278     7.9%     5,215     7.8%     5,129    8.3%
   Impairment and other non-cash charges                          --    0.0%        --     0.0%     1,212     1.8%        --    0.0%
   Other gains and (losses), net                                 (25)  -0.1%        --     0.0%       (20)    0.0%       (10)   0.0%
                                                            --------  -----   --------   -----   --------   -----   --------  -----
 CCF                                                        $  3,614   19.2%  $  1,288     8.0%  $  6,743    10.1%  $  4,519    7.4%
                                                            ========  =====   ========   =====   ========   =====   ========  =====
Corporate and Other segment
 REVENUE                                                    $    145          $     45           $    388           $    184
 OPERATING LOSS                                              (11,436)          (12,017)           (43,947)           (44,252)
   Depreciation & amortization                                 1,026             1,497              4,737              6,099
   Impairment and other non-cash charges                          --                --                 --                856
   Non-cash naming rights for Gaylord Arena                      162               255                835              1,020
   Other gains and (losses), net                                 565               917              2,985              2,238
                                                            --------          --------           --------           --------
 CCF                                                        $ (9,683)         $ (9,348)          $(35,390)          $(34,039)
                                                            ========          ========           ========           ========



* ResortQuest was acquired on November 20, 2003.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)


                                                                         --------------------------      ---------------------------
                                                                         THREE MONTHS ENDED DEC. 31      TWELVE MONTHS ENDED DEC. 31
                                                                         --------------------------      ---------------------------
                                                                           2004               2003         2004               2003
                                                                         -------            -------      -------            --------
HOSPITALITY OPERATING METRICS:

GAYLORD HOSPITALITY SEGMENT

Occupancy                                                                   70.1%              69.4%        70.8%              72.2%
Average daily rate (ADR)                                                $ 147.58            $141.64     $ 142.65           $ 142.57
RevPAR                                                                  $ 103.39            $ 98.27     $ 100.99           $ 102.86
OtherPAR                                                                $ 138.99            $130.87     $ 124.92           $ 117.58
Total RevPAR                                                            $ 242.38            $229.14     $ 225.91           $ 220.44

Revenue                                                                 $136,043            $96,761     $473,051           $369,263
CCF                                                                     $ 33,189            $20,807     $108,491           $ 95,314
CCF Margin                                                                  24.4%              21.5%        22.9%              25.8%

GAYLORD OPRYLAND

Occupancy                                                                   72.8%              73.1%        70.5%              72.4%
Average daily rate (ADR)                                                $ 146.63            $144.23     $ 139.04           $ 137.47
RevPAR                                                                  $ 106.69            $105.38     $  98.06           $  99.59
OtherPAR                                                                $ 114.02            $135.21     $  99.59           $ 105.16
Total RevPAR                                                            $ 220.71            $240.59     $ 197.65           $ 204.75

Revenue                                                                 $ 58,499            $63,767     $208,410           $215,265
CCF                                                                     $ 16,828            $14,871     $ 50,507           $ 52,505
CCF Margin                                                                  28.8%              23.3%        24.2%              24.4%

GAYLORD PALMS

Occupancy                                                                   69.0%              60.6%        73.9%              72.3%
Average daily rate (ADR)                                                $ 161.28            $151.68     $ 164.61           $ 165.79
RevPAR                                                                  $ 111.22            $ 91.93     $ 121.69           $ 119.87
OtherPAR                                                                $ 179.19            $147.68     $ 179.74           $ 166.18
Total RevPAR                                                            $ 290.41            $239.61     $ 301.43           $ 286.05

Revenue                                                                 $ 37,565            $30,994     $155,116           $146,800
CCF                                                                     $  8,202            $ 4,727     $ 41,342           $ 40,278
CCF Margin                                                                  21.8%              15.3%        26.7%              27.4%

GAYLORD TEXAN

Occupancy                                                                   65.8%                --         68.5%                --
Average daily rate (ADR)                                                $ 149.67                 --     $ 138.19                 --
RevPAR                                                                  $  98.41                 --     $  94.70                 --
OtherPAR                                                                $ 174.63                 --     $ 151.82                 --
Total RevPAR                                                            $ 273.04                 --     $ 246.52                 --

Revenue                                                                 $ 37,956                 --     $102,063                 --
CCF                                                                     $  7,490                 --     $ 14,496                 --
CCF Margin                                                                  19.7%                --         14.2%                --

NASHVILLE RADISSON

Occupancy                                                                   70.9%              75.0%        67.3%              68.6%
Average daily rate (ADR)                                                $  85.29            $ 80.03     $  83.70           $  80.16
RevPAR                                                                  $  60.47            $ 60.01     $  56.33           $  55.00
OtherPAR                                                                $  12.08            $ 11.72     $  10.82           $  10.08
Total RevPAR                                                            $  72.55            $ 71.73     $  67.15           $  65.08

Revenue                                                                 $  2,023            $ 2,000     $  7,462           $  7,198
CCF                                                                     $    669            $ 1,209     $  2,146           $  2,531
CCF Margin                                                                  33.1%              60.5%        28.8%              35.2%

GAYLORD HOSPITALITY SEGMENT ("SAME STORE", EXCLUDES THE GAYLORD TEXAN)

Occupancy                                                                   71.5%              69.4%        71.4%              72.2%
Average daily rate (ADR)                                                $ 146.94            $141.64     $ 143.71           $ 142.57
RevPAR                                                                  $ 105.03            $ 98.27     $ 102.54           $ 102.86
OtherPAR                                                                $ 127.25            $130.87     $ 118.29           $ 117.58
Total RevPAR                                                            $ 232.28            $229.14     $ 220.83           $ 220.44

Revenue                                                                 $ 98,087            $96,761     $370,988           $369,263
CCF                                                                     $ 25,699            $20,807     $ 93,995           $ 95,314
CCF Margin                                                                  26.2%              21.5%        25.3%              25.8%

RESORTQUEST OPERATING METRICS:

RESORTQUEST SEGMENT

Occupancy                                                                   41.9%              39.6%        52.6%              50.7%
ADR                                                                     $ 120.24            $112.15     $ 145.54           $ 139.08
RevPAR                                                                  $  50.34            $ 44.43     $  76.60           $  70.56
Total Units                                                               17,035             17,798       17,035             17,798

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                  RECONCILIATION OF FORWARD-LOOKING STATEMENTS
                                    Unaudited
                    (in thousands, except operating metrics)

ADJUSTED EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION ("ADJUSTED
EBITDA") AND CONSOLIDATED CASH FLOW
("CCF") RECONCILIATION:

                                                                     Guidance Range
                                                                 Low                 High
                                                           --------------       --------------
                                                           Full Year 2005       Full Year 2005
Consolidated
ESTIMATED OPERATING INCOME (LOSS)                            $  26,700            $  39,700
 Estimated Depreciation & amortization                          84,700               84,700
                                                              ---------            ---------
ESTIMATED ADJUSTED EBITDA                                     $ 111,400            $ 124,400
 Estimated Pre-opening costs                                      5,000                5,000
 Estimated Non-cash lease expense                                 6,600                6,600
 Estimated Non-cash naming rights for Gaylord Arena                 800                  800
 Estimated Non-recurring merger costs                               500                  500
 Estimated Gains and (losses), net                                2,700                2,700
                                                              ---------            ---------
ESTIMATED CCF                                                 $ 127,000            $ 140,000
                                                              =========            =========

Hospitality segment
ESTIMATED OPERATING INCOME (LOSS)                             $  53,400            $  63,400
 Estimated Depreciation & amortization                           65,000               65,000
                                                              ---------            ---------
ESTIMATED ADJUSTED EBITDA                                     $ 118,400            $ 128,400
Estimated Pre-opening costs                                       5,000                5,000
 Estimated Non-cash lease expense                                 6,600                6,600
 Estimated Gains and (losses), net                                   --                   --
                                                              ---------            ---------
ESTIMATED CCF                                                 $ 130,000            $ 140,000
                                                              =========            =========

ResortQuest segment
ESTIMATED OPERATING INCOME (LOSS)                             $   9,900            $  14,900
 Estimated Depreciation & amortization                            9,600                9,600
                                                              ---------            ---------
ESTIMATED ADJUSTED EBITDA                                     $  19,500            $  24,500
 Estimated Non-recurring merger costs                               500                  500
 Estimated Gains and (losses), net                                   --                   --
                                                              ---------            ---------
ESTIMATED CCF                                                 $  20,000            $  25,000
                                                              =========            =========

Opry and Attractions segment
ESTIMATED OPERATING INCOME (LOSS)                             $   1,600            $   4,600
 Estimated Depreciation & amortization                            5,400                5,400
                                                              ---------            ---------
ESTIMATED ADJUSTED EBITDA                                     $   7,000            $  10,000
 Estimated Gains and (losses), net                                   --                   --
                                                              ---------            ---------
ESTIMATED CCF                                                 $   7,000            $  10,000
                                                              =========            =========

Corporate and Other segment
ESTIMATED OPERATING INCOME (LOSS)                             $ (38,200)           $ (43,200)
 Estimated Depreciation & amortization                            4,700                4,700
                                                              ---------            ---------
ESTIMATED ADJUSTED EBITDA                                     $ (33,500)           $ (38,500)
 Estimated Non-cash naming rights for Gaylord Arena                 800                  800
 Estimated Gains and (losses), net                                2,700                2,700
                                                              ---------            ---------
ESTIMATED CCF                                                 $ (30,000)           $ (35,000)
                                                              =========            =========